Exhibit 2

Members of Group

Deer IX & Co. Ltd.

Deer IX & Co. L.P.

Bessemer Venture Partners IX L.P.

Bessemer Venture Partners IX Institutional L.P.

Deer X & Co. Ltd.

Deer X & Co. L.P.

Bessemer Venture Partners Century Fund L.P.

Bessemer Venture Partners Century Fund Institutional L.P.